Exhibit 99.1

               Canterbury Park Announces Stock Repurchase Program

     SHAKOPEE, Minn.--(BUSINESS WIRE)--Nov. 2, 2006--Canterbury Park Holding Corporation (AMEX:ECP) today announced that its Board of Directors has authorized a program to repurchase up to 100,000 shares of the Company's common stock. The Company had approximately 4,071,000 shares of common stock outstanding as of September 30, 2006.

     These repurchases will be made at the discretion of management in open market or in privately negotiated transactions from time to time in compliance with rule 10b-18 of the Securities Exchange Act of 1934, subject to market conditions, applicable legal requirements and other factors. This plan does not obligate the Company to acquire any particular amount of common stock and does not require that shares are to be acquired within a particular period of time. In addition, the plan may be suspended at any time at the Company's discretion.

     Canterbury Park's President, Randy Sampson, stated that, "The Board is confident in the future of Canterbury Park and believes repurchasing stock at current valuation levels is an effective use of the Company's cash and represents an opportunity to enhance long-term shareholder value. This action is also a reflection of the Company's strong cash position, and will help minimize dilution from stock issued under our employee stock plans."

     About Canterbury Park:

     Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack, Minnesota's only pari-mutuel horse racing facility. The Company's 68-day live race meet began on May 6th and ended September 4, 2006. In addition, the Company is authorized under Minnesota law to host "unbanked" card games. Canterbury Park's Card Club operates 24 hours a day, seven days a week, with 34 poker tables, and 16 tables offering a variety of card games. The Company also conducts year-round wagering of simulcast horse racing and hosts a variety of other entertainment and special events at its facility in Shakopee, Minnesota. For more information about the Company please visit us at www.canterburypark.com.

     Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words "believes," "expects," "anticipates," "intends" or similar expressions. Shareholders and the investing public should understand that such forward-looking information and statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those presented in the forward-looking statements. Such risks and uncertainties include, but are not limited to: material fluctuations in attendance at the Racetrack, material changes in the level of wagering by patrons, decline in interest in the unbanked card games offered at the Card Club, competition from other venues offering unbanked card games, legislative and regulatory changes subsequent to 2006, the impact of wagering products and technologies introduced by competitors; increases in the percentage of revenues allocated for purse fund payments; higher than expected increases in compensation and employee benefit costs; a decline in the general level of interest in gaming products as a form of entertainment; higher than expected expense related to new marketing initiatives; and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. For such forward-looking information and statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws.


     CONTACT: Canterbury Park Holding Corporation, Shakopee
              Randy Sampson, 952-445-7223